Exhibit 1.A.(5)(a)

            Specimen Flexible Premium Variable Life Insurance Policy

TA90
================================================================================

TRANSAMERICA OCCIDENTAL                    Home Office:  Los Angeles, California
LIFE INSURANCE COMPANY                                    Administrative Office:
(A STOCK COMPANY)              P.O. Box 5068  -  Clearwater, Florida  33758-5068
                                                                  (727) 299-1800
================================================================================

IN THIS POLICY the Primary Insured is named on Page 3. The Primary Insured will be referred to as YOU or YOUR. Transamerica Occidental Life Insurance Company will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.

      /s/ JAMES W. DEDIRER                       /s/ ILLEGIBLE
     --------------------                        -------------------
          Secretary                                   President

================================================================================

                             RIGHT TO EXAMINE POLICY

   The Owner may cancel this Policy by returning it to Us at P.O. Box 5068, Clearwater, Florida 33758 or to the representative through whom it was purchased within 10 days after receipt. If this Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

   1. The difference between the Premiums paid and the amounts allocated to any Accounts under this Policy; plus
   2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus
   3. The value of amounts allocated to any Accounts on the date We or Our agent receive the returned Policy.

   If state law prohibits the calculation above, the refund will be the total of all Premiums paid for this Policy.

================================================================================

                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results


=========================================================================================================================

                                  POLICY GUIDE

=========================================================================================================================

CONTRACT SCHEDULE......................................    3     DEATH BENEFIT PROVISIONS (continued)
DEFINITIONS............................................    5       Option Type......................................   10
   Accounts............................................    5       Limitation Percentage............................   11
   Age.................................................    5       Changes..........................................   11
   Anniversary.........................................    5       Death Benefit Proceeds...........................   12
   Beneficiary.........................................    5     PREMIUM PROVISIONS.................................   12
   Death Benefit Proceeds..............................    5       Payment..........................................   12
   Fixed Account.......................................    5       Premiums.........................................   12
   In Force............................................    5       Grace Period.....................................   12
   Internal Revenue Code...............................    5       Reinstatement....................................   13
   Initial Premium.....................................    5     SEPARATE ACCOUNT PROVISIONS........................   13
   Loan Reserve........................................    5       The Separate Account.............................   13
   Maturity Date.......................................    5       Subaccounts......................................   14
   Monthiversary.......................................    5       Transfers........................................   14
   Net Surrender Value.................................    6       Addition, Deletion or Substitution of
   No Lapse Date.......................................    6          Investments...................................   14
   Office..............................................    6       Change of Investment Objectives..................   15
   Policy Date.........................................    6       Unit Value.......................................   15
   Premium.............................................    6     POLICY VALUE PROVISIONS............................   15
   Reallocation Date...................................    6       Premium..........................................   15
   Record Date.........................................    6       Allocation of Premium............................   16
   Rider...............................................    6       Monthly Deductions...............................   16
   SEC.................................................    6       Monthly Cost of Insurance........................   16
   Separate Account....................................    6       Monthly Cost of Insurance Rates..................   16
   Series Fund.........................................    6       Subaccount Value.................................   16
   Subaccount..........................................    6       Fixed Account Value..............................   17
   Surrender...........................................    7       Cash Value.......................................   18
   Termination.........................................    7       Surrender Value..................................   18
   Valuation Date......................................    7       Net Surrender Value..............................   18
   Written Notice......................................    7       Deferred Surrender Charges.......................   18
GENERAL PROVISIONS.....................................    7       Pro Rata Decrease Charge.........................   19
   The Contract........................................    7       Withdrawals......................................   19
   Ownership...........................................    7       Continuation of Insurance........................   19
   Beneficiary.........................................    8       Insufficient Value...............................   20
   Assignment..........................................    8       Basis of Computations............................   20
   Incontestability....................................    8       Policy Loans.....................................   20
   Suicide.............................................    8     SETTLEMENT OPTIONS.................................   21
   Extended Maturity Date..............................    8       Effective Date and First Payment Due.............   21
   Issue Age and Sex...................................    9       Betterment of Monthly Annuity....................   21
   Annual Report.......................................    9       Availability.....................................   21
   Termination.........................................    9       Age..............................................   21
   Policy Payment......................................    9       Proof of Age and Sex.............................   21
   Conversion Rights...................................   10       Proof of Survival................................   21
   Protection of Payments..............................   10       Interest and Mortality...........................   21
DEATH BENEFIT PROVISIONS...............................   10       Table of Optional Methods of Settlement..........   22
   Death Benefit.......................................   10
   Specified Amount....................................   10




                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                           Office: Clearwater, Florida

                                 POLICY SCHEDULE
===================================================================================================================

Primary Insured:                                John Doe

Issue Age and Sex:                             35 - Male        Policy Number:                        40-23456789

Specified Amount:                               $500,000        Policy Date:                    November 01, 1999

Option Type:                                           A        Record Date:                    November 01, 1999

Planned Premium:                              $ 5,500.00        Reallocation Date:            [November 16, 1999]

Payment Frequency:                              Annually        No Lapse Date:                  November 01, 2002

Initial Premium:                              $ 5,500.00        Maturity Date:                  November 01, 2064

Minimum Monthly
Guarantee Premium:                              $ 343.34


Rate Class:                                                     Ultimate Standard


Minimum Specified Amount:                                       [$100,000 - 250,000]

Separate Account Provisions

    Separate Account:                                           Transamerica Occidental Life Separate Account VUL-3

    Reallocation Account:                                       Money Market Account

    Mortality and Expense Risk Charge
        Policy Years 1-15:                                      .90% (Annually)
        Policy Years 16+:
           Current:                                             .30% (Annually)
           Guaranteed:                                          .60% (Annually)

Policy Value Provisions

    Monthly Policy Charge:                                      $ 5.00

    Deferred Surrender Charges
        Surrender Charge Base Premium:                          $1,335.00
        Issue Charge:                                           $5.00 Per $1,000 Specified Amount
        Excess Percentage:                                      8.0%

    Surrender Charge Factor
        End of Policy Year*                      At Issue          1-10       11       12         13       14      15+
                                                   1.0             1.0        .8       .6         .4       .2       0


* The charge on any date other than an Anniversary will be interpolated between the two end of year charges.

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                           Office: Clearwater, Florida

                           Policy Number: 40-23456789



                                RIDER INFORMATION
================================================================================


      Rider                                              Monthly Deduction






                                      None










The monthly deductions shown above are applicable for the first policy month. For monthly deductions after the first policy month, refer to the rider form.

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                           Office: Clearwater, Florida


                                 POLICY SCHEDULE
================================================================================

                           Policy Number: 40-23456789

                               TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured
         Commissioners 1980 Standard Ordinary Mortality Table
         Male Lives
         Tobacco User Classification

Monthly Cost of Insurance Rates Per $ 1,000



   Attained Age            Monthly Rate         Attained Age           Monthly Rate
        35                   0.21917                 36                   0.23417
        37                   0.25333                 38                   0.27500
        39                   0.30000                 40                   0.32833
        41                   0.36167                 42                   0.39583
        43                   0.43500                 44                   0.47583
        45                   0.52250                 46                   0.56917
        47                   0.62000                 48                   0.67333
        49                   0.73333                 50                   0.79667
        51                   0.87000                 52                   0.95167
        53                   1.04500                 54                   1.15000
        55                   1.26167                 56                   1.38250
        57                   1.50750                 58                   1.64083
        59                   1.77917                 60                   1.93250
        61                   2.10500                 62                   2.29917
        63                   2.51917                 64                   2.76167
        65                   3.02417                 66                   3.29750
        67                   3.58417                 68                   3.87917
        69                   4.19333                 70                   4.54000
        71                   4.92417                 72                   5.36083
        73                   5.85250                 74                   6.38833
        75                   6.98083                 76                   7.59167
        77                   8.21000                 78                   8.82583
        79                   9.45750                 80                  10.13250
        81                  10.86750                 82                  11.68333
        83                  12.58583                 84                  13.54083
        85                  14.51667                 86                  15.48167
        87                  16.42167                 88                  17.44750
        89                  18.46000                 90                  19.47417
        91                  20.51000                 92                  21.61083
        93                  23.02500                 94                  24.84583
        95                  27.49667                 96                  32.04583
        97                  40.01667                 98                  54.83167
        99                  83.33333


                                    Page 4A

                                                                     DEFINITIONS
================================================================================


ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.


AGE Issue Age refers to the Age on Your birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.


ANNIVERSARY              The same day and month as the Policy Date for each
                         succeeding year this Policy remains In Force.


BENEFICIARY              The person or persons specified by the Owner to receive
                         the Death Benefit Proceeds upon Your death.


DEATH BENEFIT            The amount payable upon Your death in accordance with
PROCEEDS                 the Death Benefit Provisions.


FIXED ACCOUNT            An allocation option other than the Separate Account.


IN FORCE Condition under which the coverage under this Policy or Rider, if any, is active and the insured's life remains insured.


INTERNAL REVENUE         The Internal Revenue Code of 1986, as amended.
CODE


INITIAL PREMIUM          The amount which must be paid before coverage begins.
                         The amount is shown on the Policy Schedule page.


LOAN RESERVE             A portion of the Fixed Account used as collateral for
                         any policy loan.


MATURITY DATE            The Anniversary nearest Your 100th birthday on which
                         coverage under this Policy will terminate if You are living and this Policy is In Force. The Maturity Date may be extended as provided in the Extension of Maturity Date section of the General Provisions.


MONTHIVERSARY            The day of each month coinciding with the Policy Date.
                         If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET SURRENDER VALUE      The amount payable upon Surrender in accordance with
                         the Policy Value Provisions of this Policy.


NO LAPSE DATE            The date, as shown on the Policy Schedule page, prior
                         to which this Policy will not lapse if certain conditions are met, even though the Net Surrender
                         Value may be insufficient to meet the monthly deductions.


OFFICE                   Refers to Our Administrative Office located in
                         Clearwater, Florida.


POLICY DATE              The date coverage is effective and monthly deductions
                         commence under this Policy. Policy months, years and anniversaries are measured from from the Policy Date, as shown on the Policy Schedule page.


PREMIUM The amount available for allocation as set forth in the Policy Value Provisions.


REALLOCATION DATE        The date on which any Premiums are reallocated from
                         the Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule page.


RECORD DATE              The date this Policy is recorded on Our books as an
                         In Force Policy. The Record Date is shown on the Policy
                         Schedule page.


RIDER Any attachment to this Policy which provides additional coverages or benefits.


SEC                      The Securities and Exchange Commission.


SEPARATE ACCOUNT         A separate investment Account shown on the Policy
                         Schedule page which is composed of several Subaccounts established to receive and invest Premiums under this Policy.


SERIES FUND              A designated mutual fund from which each Subaccount of
                         the Separate Account will buy shares.


SUBACCOUNT               A sub-division of the Separate Account. Each Subaccount
                         invests exclusively in the shares of a specified Series
                         Fund Portfolio.

SURRENDER                The Termination of the Policy at the option of the
                         Owner.


TERMINATION              Condition under which the coverage under this
                         Policy or a Rider, if any, is no longer In Force and the insured's life is no longer insured.


VALUATION DATE           Any day We are required by law to value the assets of
                         the Separate Account.


VALUATION PERIOD         The period commencing  at the end of one Valuation Date
                         and continuing to the end of the next succeeding
                         Valuation Date.


WRITTEN NOTICE           Written Notice means a notice by the Owner to Us
                         requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written Notice, it must be in writing, signed by the Owner, be in a form acceptable to Us, and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written
                         Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at our Administrative Office.




                                                              GENERAL PROVISIONS
================================================================================



THE CONTRACT             This Policy is issued in consideration of the attached
                         application and payment of the Initial Premium.  This
                         Policy, the attached application, and any additional applications at the time additional benefits are added or at the time of reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our
                         President or Secretary.


OWNERSHIP                This Policy belongs to the Owner. The Owner, as named
                         in the application or subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership. If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no Contingent Owner is named.

                         We will not be bound by any change in the ownership designation unless it is made in writing and received at Our Office. The change will be effective on the date it was signed; however, no change will apply to any payment We made before the change is received. If We request, this Policy must be returned to Our Office for endorsement.


BENEFICIARY              The Beneficiary, as named in the application or
                         subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary survives You, the benefits payable at Your death will be paid to the Owner or the Owner's estate.

                         We will not be bound by any change in the Beneficiary designation unless it is made in writing and received at Our Office. The change will be effective on the date it was signed; however, no change will apply to any payment We made before the change is received. If We request, this Policy must be returned to Our Office for endorsement.


ASSIGNMENT               This Policy may be assigned. We will not be bound by
                         any assignment unless made in writing and received at Our Office; however, no assignment will apply to any payment made before the assignment is received. We assume no responsibility for the validity of any assignment.


INCONTESTABILITY         This Policy shall be incontestable as to the Specified
                         Amount after it has been In Force, while You are still alive, for two years from the Policy Date.

                         If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.


SUICIDE If You die by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total Premiums paid, less any loans and prior withdrawals, during such period.


EXTENDED MATURITY        The Owner may request that the Maturity Date shown on
DATE                     the Policy Schedule page be extended.  The request must
                         be in writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity
                         Date. Any Riders In Force on the scheduled Maturity
                         Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

                         The Maturity Date will be extended in accordance with either (1) or (2) below, as elected by the Owner at the time the request is made. If (2) is chosen, the Owner may elect to change to (1) at any time. Changes from
                         (1) to (2) are not permitted.

                         (1)   If the death benefit Option Type is other than
                            Option A, the Option Type will be changed to Option A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted. All future monthly deductions will be waived.

                         (2)   The Maturity Date will be automatically extended
                            until the next Policy Anniversary. At Least 90 days, but no more than 180 days, prior to each subsequent Policy Anniversary, the Owner must request that the Maturity Date be extended each Policy Year. All benefits and charges will continue as set forth in this Policy. Monthly Cost of Insurance Rates will be adjusted using the then current cost of insurance rates.


ISSUE AGE AND SEX        If Your date of birth or sex is not correctly stated,
                         the death benefit will be adjusted. The death benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on Your correct date of birth and sex.


ANNUAL REPORT            We will send a report to the Owner at least once each
                         year. It will show for this Policy:

                         1.  The current cash value;       5.  Activity since
                         2.  The current Net Surrender         the last report;
                             Value;                        6.  Projected values.
                         3.  The current death benefit;    7.  The investment
                         4.  Any current policy loans;         experience of
                                                               each Subaccount.

TERMINATION              This Policy will terminate on the earliest of:

                         1.  The Maturity Date, unless extended;      3.  The end of the grace period;
                         2.  The date of Your death;                  4.  The date of Surrender.

POLICY PAYMENT           All proceeds to be paid upon Termination will be paid
                         in one sum unless otherwise elected under the Settlement Options of this Policy

                         All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

                         1.  The New York Stock Exchange is closed; or
                         2. The SEC requires that trading be restricted or declares an emergency; or
                         3. The SEC allows Us to defer payments to protect Our policyowners.

                         We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.


CONVERSION RIGHTS        At any time upon written request within the first two
                         policy years, the Owner may elect to transfer all Subaccount values to the Fixed Account without a transfer charge.


PROTECTION OF PAYMENTS   Unless the Owner directs by Written Notice, no
                         Beneficiary may assign any payments under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.




DEATH BENEFIT PROVISIONS
================================================================================



DEATH BENEFIT            The death benefit is based upon the Specified Amount,
                         Option Type and the Limitation Percentage applicable at time of death.


SPECIFIED AMOUNT         The Specified Amount is as shown on the Policy
                         Schedule page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.


OPTION TYPE              The Option Type is as shown on the Policy Schedule
                         page, unless changed in accordance with the Changes section of this provision.

                         If Option Type A is in effect, the death benefit is the greater of:

                         1.  the Specified Amount; or
                         2.  the Limitation Percentage times the cash value of
                           this Policy on the date of Your death.

                         If Option Type B is in effect, the death benefit is the greater of:

                         1.  the Specified Amount plus the cash value of this
                           Policy on the date of Your death; or
                         2.  the Limitation Percentage times the cash value of
                           this Policy on the date of Your death.

LIMITATION PERCENTAGE    The Limitation Percentage is a percentage based on Your
                         Attained Age at the beginning of the policy year equal to:

                         Attained Age              Limitation Percentage
                         ------------------------- --------------------------------------
                         40 and under              250%
                         41 through 45             250% minus 7% for each Age over Age 40
                         46 through 50             215% minus 6% for each Age over Age 45
                         51 through 55             185% minus 7% for each Age over Age 50
                         56 through 60             150% minus 4% for each Age over Age 55
                         61 through 65             130% minus 2% for each Age over Age 60
                         66 through 70             120% minus 1% for each Age over Age 65
                         71 through 75             115% minus 2% for each Age over Age 70
                         76 through 90             105%
                         91 through 95             105% minus 1% for each Age over Age 90
                         96 and over               100%


CHANGES The Owner may change the Option Type or decrease the Specified Amount after the third policy year by written request. Either one change or one decrease may be allowed within each policy year. The change will be effective on the first Monthiversary on or next following the day We receive the request. No change in the type of death benefit will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule page. The Specified Amount will be changed as follows:

                         1.   If the change is from Option Type A to
                            Option Type B, the Specified Amount after such change will be equal to:
                            (a) the Specified Amount prior to such change; minus
                            (b) the cash value on the date of change.

                         2.   If the change is from Option Type B to Option Type
                            A, the Specified Amount after such change will be equal to:
                            (a) the Specified Amount prior to such change; plus
                            (b) the cash value on the date of change.

                         The Specified Amount may be decreased at any time after the third policy year. Increases in Specified Amount are not permitted. We reserve the right to limit any decrease to no more than 20% of the then current Specified Amount. The request for change must be in writing from the Owner. Any decrease will become effective on the first Monthiversary on or next following the day We receive the request. No decrease will be allowed if (a) the Specified Amount after any requested decrease would be less than the Minimum Specified Amount shown on the Policy Schedule page;
                         or (b) the requested decrease would force a cash withdrawal in order to maintaim compliance with the definition of a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

DEATH BENEFIT PROCEEDS   The Death Benefit Proceeds is the amount payable by Us
                         under this Policy provided this Policy has not terminated prior to Your death. The Death Benefit
                         Proceeds will be equal to:

                         1.  The death benefit; minus
                         2.  Any monthly deductions due during the grace
                           period; minus
                         3.  Any outstanding policy loan; minus
                         4.  Any accrued loan interest.




PREMIUM PROVISIONS
================================================================================



PAYMENT The Initial Premium shown on the Policy Schedule page must be paid on or before the Policy Date. All Premiums after the Initial Premium are payable at Our Office.


PREMIUMS The amount and frequency of Planned Premiums are shown on the Policy Schedule page. The amount and frequency may be changed upon request, subject to Our approval.

                         While this Policy is In Force, additional Premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any Premium if:

                         1.  The amount is below Our current Premium amount
                           requirement; or
                         2.  The Premium would increase the death benefit by
                           more than the amount of the Premium; or
                         3.  The Premium would disqualify this Policy as a life
                           insurance contract as defined by the Internal Revenue Code and applicable regulations.


GRACE PERIOD             If the Net Surrender Value on any Monthiversary is not
                         sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of Premiums. The payment must at least be sufficient to cover the sum of the monthly deductions due within the grace period. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep this Polic
                         In Force. This Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under this Policy and any Riders will terminate without value at the end of the grace period.

                         Until the No Lapse Date shown on the Policy Schedule page, no grace period will begin provided the total Premiums received (minus any withdrawals, minus any outstanding loans, and minus any pro rata decrease charge deducted from the cash value) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month.

                         The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule page unless changed due to a requested change under this Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and its effective date.


REINSTATEMENT            If this Policy terminates, as provided in the Grace
                         Period provision, it may be reinstated. The reinstatement is subject to:

                         1.  Receipt at Our Office of a written request from
                            the Owner. Such request must be within five years after the date of Termination and prior to the Maturity Date; and
                         2.  Receipt of evidence of insurability satisfactory
                            to Us; and
                         3.  Payment of a minimum Premium sufficient to cover
                            three monthly deductions; and
                         4.  Payment of an additional amount sufficient to cover
                            any Deferred Surrender Charges as of the date of reinstatement.

                         The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.




                                                     SEPARATE ACCOUNT PROVISIONS
================================================================================



THE SEPARATE ACCOUNT     The variable benefits under this Policy are
                         provided through the Separate Account referenced on the Policy Schedule page. The assets of the Separate
                         Account are Our property. Assets equal to the liabilities of the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS              The Separate Account has various Subaccounts with
                         different investment objectives. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of the Subaccounts are invested in shares of a corresponding investment portfolio of the Series Fund. The value of such shares is based on the value of the investment portfolio determined at the end of each Valuation
                         Period in accordance with applicable law.


TRANSFERS                The Owner may transfer all or a portion of this
                         Policy's value in its Subaccounts to other Subaccounts or the Fixed Account. We reserve the right to charge a $10 fee for each transfer after the first twelve transfers during any one policy year. This charge will be deducted from the amounts transferred. We must be notified in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date notice is received at Our
                         Office.


ADDITION, DELETION OR    We reserve the right to transfer assets of the Separate
SUBSTITUTION OF          Account, which We determine to be associated with the
INVESTMENTS              class of contracts to which this Policy belongs, to
                         another Separate Account. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                         We reserve the right, when permitted by law, to:

                         1.  Deregister the Separate Account under the
                            Investment Company Act of 1940;
                         2.  Manage the Separate Account under the direction of
                            a committee at any time;
                         3.  Restrict or eliminate any voting privileges of
                            owners or other persons who have voting privileges as to the Separate Account;
                         4.  Combine the Separate Account or any Subaccount(s)
                            with one or more other Separate Accounts or Subaccounts;
                         5.  Operate the Separate Account as a management
                            investment company;
                         6.  Establish additional Subaccounts to invest in
                            either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
                         7.  Fund additional classes of variable life insurance
                            contracts through the Separate Account.

CHANGE OF INVESTMENT     We reserve the right to change the investment objective
OBJECTIVES               of a Subaccount. If required by law or regulation,
                         an investment objective of a Subaccount, or of a Series
                         Fund portfolio designated for a Subaccount, will not be materially changed unless a statment of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed in accordance with such law or regulation. If required, approval of or change to any investment objective will be filed with the Insurance Department of the state in which this Policy is delivered.


UNIT VALUE               Some of this Policy's values fluctuate with the
                         investment results of the Subaccounts. In order to determine how investment results affect this Policy's values, a unit value is determined for each Subaccount.
                         The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts.
                         The unit value of any Subaccount at the end of a Valuation Period is the result of:

                         1.  The total value of the assets held in the
                            Subaccount. This value is determined by multiplying the number of shares of the designated Series Fund portfolio for the Subaccount times the portfolio's net asset value per share; minus
                         2.  The accrued risk charge for adverse mortality and
                            expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule page; minus
                         3.  The accrued amount of reserve for any taxes that
                            are determined by Us to have resulted from the investment operations of the Subaccount; and the result divided by
                         4.  The number of outstanding units in the Subaccount.

                         The use of the unit value in determining policy values is described in the Policy Value Provisions.



                                                         POLICY VALUE PROVISIONS
================================================================================



PREMIUM                  The Premium equals each Premium as paid.

ALLOCATION OF            Each Premium paid is allocated to the Accounts on the
PREMIUMS                 first Valuation Date on or following the date the
                         Premium is received at Our Office; except any Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Record
                         Date. All Premiums allocated prior to the Reallocation
                         Date will be allocated to the Reallocation Account set forth on the Policy Schedule page. On the first
                         Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

                         We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. We reserve the right to impose a charge of $25 for each change of allocation in excess of one per policy year quarter. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.


MONTHLY DEDUCTIONS       On the Policy Date and each Monthiversary, a monthly
                         deduction for this Policy will be made equal to the sum of the following:

                         1. The Monthly Policy Charge as shown on the
                           Policy Schedule page;
                         2. The monthly cost of insurance for this Policy;
                         3. The charge for benefits provided by Riders attached
                           to this Policy;
                         4. The pro rata decrease charge incurred as a result of
                           a decrease in the Specified Amount.

                         Deductions will be withdrawn from each Account in proportion to the value each bears to the cash value.


MONTHLY COST OF          The monthly cost of insurance on each Monthiversary
INSURANCE                is determined as follows:
                         1.  Divide the death benefit on the Monthiversary by
                            1.0024663; and
                         2.  Reduce the result by the cash value on the
                            Monthiversary; and
                         3.  Multiply (2) by the appropriate monthly cost of
                            insurance rates.


MONTHLY COST OF
INSURANCE RATES          The monthly cost of insurance rates are based on the
                         sex, Attained Age, plan of insurance, Specified Amount and rating class of the person(s) insured. Monthly cost of insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance, Specified Amount, rating class, and whose policies have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates.


SUBACCOUNT VALUE         At the end of any Valuation Period, the Subaccount
                         value is equal to the number of units that this Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

                         The number of units that this Policy has in each Subaccount is equal to:

                         1.  The initial units purchased on the Policy Date;
                            plus
                         2.  Units purchased at the time additional Premiums are
                            allocated to the Subaccount; plus
                         3.  Units purchased through transfers from another
                            Account; minus
                         4.  Those units that are redeemed to pay for monthly
                            deductions as they are due; minus
                         5.  Any units that are redeemed to pay for cash
                            withdrawals; minus
                         6.  Any units that are redeemed as part of a transfer
                            to another Account; minus
                         7.  Any units that are redeemed to pay the pro rata
                            decrease charge incurred as a result of a decrease in the Specified Amount.


FIXED ACCOUNT VALUE      At the end of any Valuation Period, the Fixed Account
                         value is equal to:

                         1.  The sum of all Premiums allocated to the Fixed
                            Account; plus
                         2.  Any amounts transferred from a Subaccount to the
                            Fixed Account; plus
                         3.  Total interest credited to the Fixed Account; minus
                         4.  Any amounts charged to pay for monthly deductions
                            as they are due; minus
                         5.  Any amounts withdrawn from the Fixed Account to pay
                            for cash withdrawals; minus
                         6.  Any amounts transferred from the Fixed Account to a
                            Subaccount; minus
                         7.  Any amounts withdrawn from the Fixed Account to pay
                            the pro rata decrease charge incurred as a result of a decrease in the Specified Amount.

                         Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year on unloaned amounts, and a minimum guaranteed effective annual interest rate of 4% per year for loaned amounts. We may declare from time to time various higher current interest rates. We may also apply different current interest rates to that part of the cash value that equals the Loan Reserve.

                         On transfers from the Fixed Account to a Subaccount, We reserve the right to limit these transfers to one per policy year and impose the following limitations:

                         1.  Written request be received at Our Office from the
                            Owner within 30 days after an Anniversary.
                         2.  The transfer will ordinarily take effect on the
                            first Valuation Date on or following the date We receive such Written Request.
                         3.  The amount that may be transferred is the greater
                            of (a) 25% of the amount in the Fixed Account, or
                            (b) the amount transferred in the prior policy year from the Fixed Account.

                         Unless We otherwise consent, transfers to the Fixed Account or allocation of Premiums to the Fixed Account may be restricted if the Fixed Account value following the transfer or allocation will exceed $500,000. This restriction will not apply for any transfer made under the Conversion Rights provision of this Policy.

                         We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such written request.


CASH VALUE               At the end of any Valuation Period, the cash value of
                         this Policy is equal to the sum of the Subaccount values plus the Fixed Account value.


SURRENDER                The Owner may Surrender this Policy for the Net
                         Surrender Value at any time during Your lifetime.
                         Payment will usually be made within seven days of the date We receive proper written request at Our Office, subject to the Policy Payment section of the General
                         Provisions.


NET SURRENDER VALUE      The Net Surrender Value is the amount payable upon
                         Surrender of this Policy. The Net Surrender Value as of any date is equal to:

                         1.  the cash value as of such date; minus
                         2.  any Deferred Surrender Charges as of such date;
                            minus
                         3.  any outstanding policy loan; minus
                         4.  any accrued loan interest.


DEFERRED SURRENDER
CHARGES During the first 15 policy years, Deferred Surrender Charges will be incurred upon Surrender of this Policy. They are calculated as:

                         (a) x (b+c+d) where:

                           (a)   is the Surrender Charge Factor varying by
                                   policy year as shown on the Policy Schedule page;
                           (b)   is the Issue Charge as shown on the Policy
                                   Schedule page times the Specified Amount at issue;
                           (c)   is the sum of all Premiums paid up to the
                                   Surrender Charge Base Premium as shown on the Policy Schedule page;
                           (d)   is the sum of all Premiums paid in excess of
                                   the Surrender Charge Base Premium times the
                                   Excess Percentage as shown on the Policy
                                   Schedule page.

PRO RATA DECREASE        If, during the first 15 policy years, the Specified
CHARGE                   Amount is decreased, a pro rata portion of the Deferred
                         Surrender Charges will be deducted from the cash value.
                         The pro rata decrease charge is equal to:

                         1.  the amount of the Specified Amount decrease;
                            divided by
                         2.  the Specified Amount at issue; multiplied by
                         3.  the Deferred Surrender Charge as of the date of the
                            decrease applicable to the Specified Amount at issue, as determined under the Deferred Surrender Charges provision above.

                         A pro rata decrease charge will not be deducted from the cash value when a Specified Amount decrease results from (a) a change in Option Type, or (b) a withdrawal when the death benefit is Option Type A, as described in the Withdrawals provision below. If a pro rata decrease charge is deducted due to a decrease in Specified Amount, any future surrender charges incurred during the first 15 policy years will be reduced proportionately.


WITHDRAWALS              Cash withdrawals may be made any time after the first
                         policy year and during Your lifetime. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. The request for a withdrawal must be from the Owner and in writing. A processing fee of the lesser of 2% of the amount withdrawn or $25 will be deducted from each withdrawal amount and the balance paid to the Owner.

                         When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit Provisions section. No withdrawal will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule page.

                         The Accounts from which the withdrawal will be made may be specified. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the current Premium allocation Payment will usually be made within seven days of the date We receive proper withdrawal request, subject to the Policy Payment section of the General Provisions of this Policy.


CONTINUATION             Subject to the Grace Period provision of the Premium
OF INSURANCE             Provisions, insurance coverage under this Policy and
                         any benefits provided by Rider will be continued In
                         Force until the Net Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.

INSUFFICIENT VALUE       If the Net Surrender Value on any Monthiversary is not
                         sufficient to cover the monthly deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.


BASIS OF COMPUTATIONS    Policy values and reserves are at least equal to those
                         required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.


POLICY LOANS             After the first policy year and during the continuance
                         of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the cash value, less any Deferred Surrender Charges and any outstanding policy loan. The amount of any policy loan may be limited to no less than $500, except as noted below.

                         When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the Loan Reserve. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the current Premium allocation.

                         The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive a proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                         While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered Premiums unless clearly marked as loan repayments.

                         Interest on any loan will be at the policy loan rate of 5.5%, payable in arrears. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate.

                         At each Anniversary, We will compare the amount of the outstanding loan to the amount in the Loan Reserve. At each such time, if the amount of the outstanding loan exceeds the amount in the Loan Reserve, We will withdraw the difference from the Accounts and transfer it to the Loan Reserve, in the same fashion as when a loan is made. If the amount in the Loan Reserve exceeds the amount of the outstanding loan, We will withdraw the difference from the Loan Reserve and transfer it to the Accounts in accordance with the Owner's current allocation. However, We reserve the right to require the transfer to the Fixed Account if such loans were originally transferred from the Fixed Account.

                                                              SETTLEMENT OPTIONS
================================================================================



EFFECTIVE DATE AND       The effective date of a settlement provision will be
FIRST PAYMENT DUE        either the date of Surrender or the date of death. The
                         first payment due will be on the effective date of the settlement provision.


BETTERMENT OF MONTHLY    The payee will receive the greater of:
ANNUITY
                         1.  The income rate guaranteed in this Policy; or
                         2.  The income rates in effect for Us at the time
                            income payments are made.


AVAILABILITY             If the payee is not a natural person, an Optional
                         Method of Settlement is only available with Our permission. No Optional Method of Settlement is available if:

                         1.  The payee is an assignee; or
                         2.  The periodic payment is less than $20.


AGE Age, when required, means Age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.


PROOF OF AGE AND SEX     Prior to making the first payment under this Policy We
                         reserve the right to require satisfactory evidence of the birthdate and sex of any payee.


PROOF OF SURVIVAL        Prior to making any payment under this Policy We
                         reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.


INTEREST AND MORTALITY   All settlement options are based on a guaranteed
                         interest rate of 3%. Mortality is based on the "1983
                         Table a" Mortality Table with Projection using
                         Projection Scale G factors and assuming a Maturity Date in the year 2000. Gender based mortality tables will be used unless prohibited by law.

                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.

OPTION A:             The proceeds will be paid in equal installments. The
FIXED PERIOD.         Installments will be paid over a fixed period determined
                      from the following table:

                         Fixed Period
                          (in Months)              Rate
                  -------------------------- ------------------
                             60                   17.91
                            120                    9.61
                            180                    6.87
                            240                    5.51



OPTION B:             The proceeds will be paid in equal installments determined
LIFE INCOME           from the following table. Such installments are payable:

                      1.  during the payee's lifetime only (Life Annuity); or
                      2.  during a 10 year fixed period certain and for the
                         payee's remaining lifetime (Certain Period); or
                      3.  until the sum of installments paid equals the annuity
                         proceeds applied and for the payee's remaining lifetime (Installment Refund).

Payee's                  Life Annuity                        Certain Period                     Installment Refund
Age              Male       Female      Unisex        Male       Female      Unisex        Male       Female      Unisex
----------------------------------------------------------------------------------------------------------------------------
55                4.20        3.81        4.01        4.15        3.79        3.98          4.00       3.71        3.85
60                4.67        4.17        4.43        4.59        4.14        4.37          4.37       4.02        4.19
65                5.33        4.68        5.01        5.17        4.61        4.90          4.84       4.42        4.62
70                6.26        5.39        5.82        5.89        5.24        5.58          5.45       4.94        5.18
75                7.53        6.42        6.97        6.75        6.06        6.42          6.24       5.64        5.91
80                9.33        7.95        8.63        7.66        7.04        7.37          7.25       6.57        6.88
85               11.84       10.21       11.02        8.48        8.04        8.27          8.55       7.78        8.14
90               15.31       13.49       14.40        9.08        8.81        8.96         10.21       9.30        9.74

OPTION C:             The proceeds will be paid in equal installments during
JOINT AND SURVIVOR    the joint lifetime of two payees:
LIFE INCOME.


          1.        continuing upon the death of the first     2.    reduced by one-third upon the death of the first payee
                    payee for the remaining lifetime of the          and continuing for the remaining lifetime of the
                    survivor; or                                     survivor.

                        Joint Life Income with                                       Joint Life Income with
                        Full Amount to Survivor                                          2/3 to Survivor

             55         60         65        70         75                      55        60        65        70       75
          ---------- ---------- --------- ---------- ---------                -------- --------- --------- --------- --------

55          3.97       4.13       4.26      4.38       4.46            55      4.37      4.59      4.83      5.09     5.36
60          4.13       4.35       4.56      4.75       4.89            60      4.59      4.86      5.15      5.48     5.81
65          4.26       4.56       4.87      5.16       5.41            65      4.83      5.25      5.53      5.93     6.36
70          4.38       4.75       5.26      5.60       6.00            70      5.09      5.48      5.93      6.45     7.02
75          4.46       4.89       5.41      6.00       6.61            75      5.36      5.81      6.36      7.02     7.76

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                      Home Office: Los Angeles, California

                             Administrative Office:
                                  P.O. Box 5068
                            Clearwater, Florida 33758













--------------------------------------------------------------------------------


















                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results